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                                                                      Exhibit 13


                             Benson White & Compmany
                         656 East Swedesford Road - 322
                            Wayne, Pennsylvania 19087


                                  July 31, 1995


Board of Directors of
Life Cycle Mutual Funds, Inc.
656 East Swedesford Road - 322
Wayne, Pennsylvania 19087

Gentlemen:

         I hereby subscribe for 100,000 shares of the Common Stock, $.001 par value per share, of Life Cycle Mutual Funds, Inc., a Maryland corporation (the "Corporation"), in the Life Cycle Harvest Fund, at $1.00 per share for an aggregate purchase price of $100,000. My payment in full is confirmed.

         I hereby represent and agree that I am purchasing these shares of stock for investment purposes, for my own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distributing or selling such shares. I further agree that if any of such shares are redeemed during the period that the deferred organizational expenses of the Corporation are being amortized, I will reimburse the Corporation the then unamortized organizational expenses in the same ratio as the number of shares redeemed bears to the number of such shares held at the time of redemption.

                                             Very truly yours,

                                             BENSON WHITE & COMPANY


                                             By: /s/ CLAY MANSFIELD
                                                ---------------------------
                                                     Clay Mansfield

Confirmed and Accepted:

LIFE CYCLE MUTUAL FUNDS, INC.


By: /s/ TIMOTHY W. CUNNINGHAM
   ----------------------------
        Timothy W. Cunningham